EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                        AMENDED ARTICLES OF INCORPORATION
                       OF NATURAL GAS SERVICES GROUP, INC.

         Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Amended Articles of Incorporation:


         FIRST: The name of the Corporation is Natural Gas Services Group, Inc.

         SECOND: The following amendment to the Amended Articles of Incorporation was duly adopted by a vote of the shareholders at a meeting held on June 18, 2003, and the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

         The first paragraph of Section II.6 of Article II of the Articles of Incorporation is hereby amended to change the number of shares of 10% Convertible Series A Preferred Stock from 1,177,000 to 381,654.

         The (a) name, and (b) mailing address, of the individual who caused this document to be delivered for filing, and to whom the Secretary of State may deliver notice of filing if this document is refused, is: Scott W. Sparkman, Secretary, Natural Gas Services Group, Inc., 2911 South County Road 1260, Midland, Texas 79706